================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             PLANAR SYSTEMS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                               [LOGO OF PLANAR]

                            1400 N.W. COMPTON DRIVE
                              BEAVERTON, OR 97006
                                (503) 690-1100

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON FEBRUARY 12, 1998

                               ----------------

To the Shareholders of
Planar Systems, Inc.:

  NOTICE IS HEREBY GIVEN that the annual meeting of shareholders (the "Annual Meeting") of Planar Systems, Inc. (the "Company") will be held on Thursday, February 12, 1998, at 3:00 p.m., local time, at the Courtyard by Marriott-Hillsboro, 3050 NW Stucki Place, Hillsboro, Oregon for the following purposes:

  1. ELECTION OF DIRECTORS. To elect two directors, each for a three-year term;

  2. RATIFICATION OF APPOINTMENT OF AUDITORS. To ratify the appointment by the Board of Directors of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year ending September 25, 1998; and

  3. OTHER BUSINESS. To transact such other business as may properly come before the meeting or any adjournments thereof.

  The Board of Directors of the Company has fixed the close of business on December 13, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

                                          By Order of the Board,

                                          /s/ James M. Hurd

                                          James M. Hurd
                                          President and Chief Executive
                                           Officer
Beaverton, Oregon
January 5, 1998

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE DATE, SIGN AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                             PLANAR SYSTEMS, INC.
                            1400 N.W. COMPTON DRIVE
                              BEAVERTON, OR 97006
                                (503) 690-1100
                                   --------
                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON FEBRUARY 12, 1998
                                   --------

                                 INTRODUCTION

GENERAL

  This Proxy Statement is being furnished to the shareholders of Planar Systems, Inc., an Oregon corporation ("Planar" or the "Company"), as part of the solicitation of proxies by the Company's Board of Directors (the "Board of Directors") from holders of the outstanding shares of Planar common stock, no par value (the "Common Stock"), for use at the Company's Annual Meeting of Shareholders to be held at 3:00 p.m. on February 12, 1998, and at any adjournments or postponements thereof, (the "Annual Meeting"). At the Annual Meeting, shareholders will be asked to elect two members of the Board of Directors, ratify the appointment by the Board of Directors of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year ending September 25, 1998, and transact such other business as may properly come before the meeting or any adjournments thereof. This Proxy Statement, together with the enclosed proxy card, is first being mailed to shareholders of Planar on or about January 5, 1998.

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

  The Board of Directors has fixed the close of business on December 13, 1997 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of Common Stock at the close of business on such date will be entitled to vote at the Annual Meeting, with each such share entitling its owner to one vote on all matters properly presented at the Annual Meeting. On the record date, there were approximately 4,956 beneficial holders of the 10,798,141 shares of Common Stock then outstanding. The presence, in person or by proxy, of a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

  If the enclosed form of proxy is properly executed and returned in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR THE ELECTION OF THE TWO NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS, AND FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING SEPTEMBER 25, 1998. The Board of Directors does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy upon such matters as determined by a majority of the Board of Directors.

  Shareholders who execute proxies retain the right to revoke them at any time prior to the exercise of the powers conferred thereby by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, Corporate Secretary, Planar Systems, Inc., 1400 N.W. Compton Drive, Beaverton, Oregon 97006, or by attending the Annual Meeting and voting in person. All valid, unrevoked proxies will be voted at the Annual Meeting.

                             ELECTION OF DIRECTORS

  At the Annual Meeting, two directors will be elected, each for a three-year term. Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of the nominees named below. The Board of Directors believes that the nominees will stand for election and will serve if elected as directors. However, if either of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the Board of Directors may recommend.

  Under the Company's articles of incorporation and bylaws, the directors are divided into three classes composed of two directors each in three classes. The term of office of only one class of directors expires in each year, and their successors are elected for terms of three years and until their successors are elected and qualified. There is no cumulative voting for election of directors.

  INFORMATION AS TO NOMINEES AND CONTINUING DIRECTORS. The following table sets forth the names of the Board of Directors' nominees for election as a director and those directors who will continue to serve after the Annual Meeting. Also set forth is certain other information with respect to each such person's age at December 13, 1997, principal occupation or employment during at least the past five years, the periods during which he has served as a director of Planar and positions currently held with Planar.

                                  DIRECTOR EXPIRATION     POSITIONS HELD
                              AGE  SINCE    OF TERM        WITH PLANAR
                              --- -------- ----------     --------------
NOMINEES:
 Heinrich Stenger............  56   1997      1998    Director
 William D. Walker...........  66   1983      1998    Chairman of the Board

CONTINUING DIRECTORS:
 Gregory H. Turnbull.........  59   1986      1999    Director
 Steven W. Wynne.............  45   1996      1999    Director
 Heikki T. Horstia...........  47   1991      2000    Director
 James M. Hurd...............  49   1983      2000    President, Chief Executive
                                                      Officer and Director

  WILLIAM D. WALKER. Mr. Walker has served as a Director of the Company since inception and has served as Chairman of the Board since December 1988. Mr. Walker served as President and Chief Operating Officer of Tektronix, Inc. from April 1990 until November 1990. Mr. Walker was Chairman of the Board and Chief Executive Officer of Electro Scientific Industries, Inc. from 1984 to 1987. Mr. Walker was Executive Vice President of Tektronix from 1979 to 1984. Mr. Walker also serves as Vice-Chairman of the Board of Directors of Tektronix. Mr. Walker received an electrical engineering degree from the University of Missouri.

  HEINRICH STENGER. Mr. Stenger has served as a Director of the Company since October 1997. Mr. Stenger is Managing Director of EPP, Electronic Production Partners GmbH located in Munich, Germany. Mr. Stenger served as the Vice President of European Operations for Electro Scientific Industries (ESI) from 1977 to 1988. Mr. Stenger received his engineering degree from the Engineering University Munich, Germany.

  GREGORY H. TURNBULL. Mr. Turnbull has served as a Director of the Company since 1986. He currently is self-employed as a consultant to certain small businesses and is a Special Limited Partner of Cable & Howse Ventures, a venture capital firm. Mr. Turnbull served as a managing director of Kemper Securities from June 1992 to April 1993. Mr. Turnbull was a partner of Cable & Howse Ventures from 1983 to 1991 and served as an investment banker with Morgan Stanley & Co. and White, Weld & Co. prior to 1983. Mr. Turnbull also serves on the Board of Directors of Advanced Polymer Systems, Inc. Mr. Turnbull received a BS in chemical engineering from Oregon State University and an MBA from Stanford University.

  STEVEN W. WYNNE. Mr. Wynne has served as a Director of the Company since 1996. He has served as President and Chief Executive Officer of adidas America since 1995. Prior to that time, he was a partner in the law firm of Ater Wynne Hewitt Dodson & Skerritt, LLP. Mr. Wynne also serves on the Board of Directors of Protocol Systems, Inc. Mr. Wynne received an undergraduate degree from Willamette University and a J.D. from Willamette University.

  HEIKKI T. HORSTIA. Mr. Horstia has served as a Director of the Company since January 1991. Mr. Horstia is Senior Vice President, Finance of Metra Corporation, a diversified manufacturing company. Mr. Horstia served as Vice President, Finance for Metra from 1979 to 1991. Mr. Horstia received a B.Sc. degree from the Helsinki School of Economics and Business Administration.

  JAMES M. HURD. Mr. Hurd, co-founder of the Company, has served as President and a Director of the Company since inception and has served as Chief Executive Officer since December 1988. Prior to co-founding Planar, Mr. Hurd held a wide variety of positions at Tektronix as a scientist and manager. Mr. Hurd also serves on the Board of Directors of Integrated Measurement Systems, Inc. Mr. Hurd received an undergraduate degree in physics from Lewis & Clark College.

  BOARD OF DIRECTORS COMMITTEES AND NOMINATIONS BY SHAREHOLDERS. The Board of Directors acts as a nominating committee for selecting nominees for election as directors. The Company's bylaws also permit shareholders to make nominations for the election of directors, if such nominations are made pursuant to timely notice in writing to the Company's Secretary. To be timely, notice must be delivered to, or mailed to and received at, the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the date of the meeting, provided that at least 60 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders. If less than 60 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received by the Company not later than the close of business on the tenth day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made. Public disclosure of the date of the Annual Meeting was made by the issuance of a press release on December 15, 1997. A shareholder's notice of nomination must also set forth certain information specified in Article III, Section 3.16 of the Company's bylaws concerning each person the shareholder proposes to nominate for election and the nominating shareholder.

  The Board of Directors has appointed a standing Audit Committee which, during the fiscal year ended September 26, 1997, conducted two meeting. The members of the Audit Committee currently are Messrs. Horstia and Wynne. The Audit Committee reviews the scope of the independent annual audit, the independent public accountants' letter to the Board of Directors concerning the effectiveness of the Company's internal financial and accounting controls and the Board of Directors' response to that letter, if deemed necessary, and such other matters referred to the Committee. The Board of Directors also has appointed a Compensation Committee which reviews executive compensation and establishes executive compensation levels and also administers the Company's stock option plans. During the fiscal year ended September 26, 1997, the Compensation Committee held four meetings. The members of the Compensation Committee currently are Messrs. Turnbull and Walker.

  During fiscal year 1997 the Company's Board of Directors held 4 meetings. With the exception of Mr. Horstia, each director attended at least 75% of the aggregate of the total number of meetings held by the Board of Directors and the total number of meetings held by all committees of the Board on which he served during the period that he served. Mr. Horstia attended 50% of the meetings held by the Board of Directors and the total number of meetings held by all committees of the Board on which he served during the period that he served.

  See "Management -- Executive Compensation" for certain information regarding compensation of directors.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF ITS NOMINEES FOR DIRECTOR. If a quorum is present, the Company's bylaws provide that directors are elected by a plurality of the votes cast by the shares entitled to vote. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but are not counted and have no effect on the determination of whether a plurality exists with respect to a given nominee.

                                  MANAGEMENT

EXECUTIVE OFFICERS

  The following table sets forth certain information with respect to the executive officers of the Company.

                  NAME                  AGE              POSITION
                  ----                  ---              --------
 James M. Hurd.........................  49 President, Chief Executive Officer
                                             and Director
 Christopher N. King...................  51 Executive Vice President and
                                             Secretary
 Jack Raiton...........................  53 Vice President, Chief Financial
                                             Officer
 Douglas K. Barnes.....................  39 Vice President
 E. L. Herman..........................  52 Vice President
 Charles P. Hoke.......................  55 Vice President
 Graham Rothon.........................  45 Vice President

  Information concerning the principal occupation of Messrs. Hurd is set forth under "Election of Directors." Information concerning the principal occupation during at least the last five years of the executive officers of the Company who are not also directors of the Company is set forth below.

  CHRISTOPHER N. KING. Dr. King, co-founder of the Company, has served as Executive Vice President and Secretary of the Company since 1983 and Chief Technical Officer since 1990. Dr. King served as Director of the Company from 1983 to 1990. Prior to co-founding Planar, Dr. King started the electroluminescent development program at Tektronix in 1976. Dr. King received a BS in physics from the University of California, Davis and a Ph.D. in applied physics from Stanford University.

  JACK RAITON. Mr. Raiton has served as Vice President and Chief Financial Officer of the Company since April of 1996. Mr. Raiton served as Chief Financial Officer of Smiths Home Furnishing from January 1995 to November 1995. Prior to that, Mr. Raiton served in various positions with Tektronix in the finance area leaving as Corporate Controller. Mr. Raiton received a B.S. in Mathematics from Oregon State University and an M.B.A. from University of Washington.

  DOUGLAS K. BARNES. Mr. Barnes has served as Vice President since November 1997 and General Manager of Planar America, a wholly owned subsidiary of the Company, since August 1997. Since 1986, Mr. Barnes has held various positions within Planar America including Director of Engineering, Quality and Manufacturing. Mr. Barnes received an B.S. in Industrial Engineering from Stanford University.

  E. L. HERMAN. Mr. Herman has served as Vice President of the Company and General Manager of Planar Advance, Inc., a wholly-owned subsidiary of the Company, since August 1994, when Planar Advance acquired the avionics display business of Tektronix, Inc. Prior to joining the Company, Mr. Herman served as General Manager of the avionics display business of Tektronix, Inc. since 1992, and served as President of Tektronix Federal Systems, Inc. since 1987. Mr. Herman received a B.A. in Mathematics from Kent State University and an M.B.A. from the University of Oregon.

  CHARLES P. HOKE. Mr. Hoke has served as Vice President of the Company and General Manager of the Display Components business unit since November of 1997. Mr. Hoke served as General Manager of Planar Standish, Inc., a wholly-owned subsidiary of the Company, since September 1997, when Planar Standish acquired Standish Industries, Inc., a manufacturer of liquid crystal displays. Prior to joining the Company, Mr. Hoke served as President and Chief Executive Officer of Standish Industries, Inc. since 1988. Mr. Hoke received a B.S. in Economics from University of Wisconsin and an M.B.A. from Marquette University.

  GRAHAM ROTHON. Mr. Rothon has served as Vice President and General Manager of Planar International since August 1993. Mr. Rothon joined Planar International as Director of Marketing and Sales in August 1992. Mr. Rothon served as President of Micronas, a manufacturer of semiconductors in Helsinki, Finland, from July 1990 to July 1992. Mr. Rothon received an electronic engineering degree from West London Polytechnic in England.

                            EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The following table provides certain summary information concerning compensation of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (the "named executive officers") for the fiscal years ended September 26, 1997, September 27, 1996 and September 29, 1995.

                                                    LONG TERM
                                                  COMPENSATION
                                                  -------------
                          ANNUAL COMPENSATION      SECURITIES
                         ------------------------  UNDERLYING
NAME AND PRINCIPAL                                STOCK OPTIONS    ALL OTHER
POSITION                 YEAR  SALARY      BONUS     GRANTED    COMPENSATION (1)
------------------       ----  ------      -----  ------------- ----------------
James M. Hurd........... 1997 $216,251    $70,046     50,000         $5,846
 President, Chief
  Executive Officer      1996  208,471     15,349    110,000          4,143
 and Director            1995  205,742     59,976     10,000          4,710
Curtis M. Stevens (2)... 1997  163,300     41,267        --           4,174
 Executive Vice Presi-
  dent,                  1996  134,050     16,205     76,000          4,750
 Assistant Secretary,
  Director               1995  127,869     47,124      7,000          4,576
Christopher N. King..... 1997  127,226     22,287     24,000          6,040
 Executive Vice Presi-
  dent,                  1996  121,069      4,186     27,000          3,738
 Chief Technical Officer
  and Secretary          1995  120,150     21,420      5,000          3,634
Jack Raiton............. 1997  126,262     25,471     23,000          6,225
 Vice President, Chief
  Financial Officer,     1996   42,482(3)     --      30,000            192
 Treasurer
E.L. Herman............. 1997  130,451     13,500     23,000          5,733
 Vice President          1996  128,846     56,000      5,046
                         1995  130,943     39,048      1,000          4,750

--------
(1) The amounts set forth under All Other Compensation represent matching amounts contributed on behalf of the named executive officers to the Company sponsored 401(k) employee savings plan covering all the Company's employees.
(2) Subsequent to September 26, 1997, Mr Stevens resigned his positions as an officer of the Company.
(3) Mr. Raiton joined the Company as Vice President and Chief Financial Officer in April 1996.

STOCK OPTIONS

  The following table sets forth information concerning options granted to the named executive officers during the fiscal year ended September 26, 1997 under the Company's 1993 Stock Incentive Plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                        POTENTIAL
                                                                       REALIZABLE
                                    PERCENT OF                      VALUE AT ASSUMED
                                      TOTAL                          ANNUAL RATES OF
                         NUMBER OF   OPTIONS                           STOCK PRICE
                         SECURITIES GRANTED TO EXERCISE             APPRECIATION FOR
                         UNDERLYING EMPLOYEES   PRICE                OPTION TERM(3)
                          OPTIONS   IN FISCAL    PER    EXPIRATION -------------------
NAME                     GRANTED(1)    1997    SHARE(2)    DATE       5%       10%
----                     ---------- ---------- -------- ---------- -------- ----------
James M. Hurd...........   50,000       21%    $14.125   9/19/07   $474,699 $1,174,213
Curtis M. Stevens.......      --        --         --        --         --         --
Christopher N. King.....   24,000       10%     14.125   9/19/07    227,855    563,622
Jack Raiton.............   23,000        9%     14.125   9/19/07    218,361    540,138
E.L. Herman.............   23,000        9%     14.125   9/19/07    218,361    540,138

--------
(1) Options granted in fiscal 1997 become exercisable starting 12 months after the grant date, with one quarter of the options exercisable at that time and with an additional 6.25% of such options becoming exercisable each quarter thereafter.
(2) Options were granted at an exercise price equal to the fair market value of the Company's Common Stock, as determined by reference to the closing price reported on the Nasdaq National Market System on the last trading day prior to the date of the grant.
(3) The potential realizable value is calculated based upon the term of the option at its time of grant (10 years) and is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated price. The 5% and 10% assumed rates of appreciation are derived from the rules of the Securities and Exchange Commission and do not represent the Company's estimates or projection of the future Common Stock price. There can be no assurance that the Common Stock will appreciate at any particular rate or at all in future years.

OPTION EXERCISES AND HOLDINGS

  The following table provides information, with respect to the named executive officers, concerning the exercise of options during the last fiscal year and unexercised options held as of September 26, 1997.

                                                NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                          SHARES               UNDERLYING UNEXERCISED         IN-THE-MONEY
                         ACQUIRED                 OPTIONS AT FY-END       OPTIONS AT FY-END(1)
                            ON       VALUE    ------------------------- -------------------------
      NAME               EXERCISE REALIZED(1) UNEXERCISABLE EXERCISABLE EXERCISABLE UNEXERCISABLE
      ----               -------- ----------- ------------- ----------- ----------- -------------
James M. Hurd...........     --         --       98,198       112,502    $545,331     $105,156
Curtis M. Stevens.......  50,700   $587,994      25,623        42,877      43,006       70,431
Christopher N. King.....     --         --       18,262        38,938      50,868       23,181
Jack Raiton.............     --         --        8,125        44,875      11,250       33,750
E.L. Herman.............     --         --       23,438        26,657      22,957       47,267

--------
(1) Amounts reflected are based upon the market value of the underlying securities at exercise date or fiscal year end, as appropriate, minus the exercise price.

DIRECTOR COMPENSATION

  Non-employee directors of the Company receive a $5,000 annual retainer plus $1,000 for attendance at each board meeting and $500 for attendance at each committee meeting that is not in conjunction with a board meeting. Under certain circumstances, the non-employee directors of the company are reimbursed for out-of-pocket and travel expenses incurred in attending Board meetings. Non-employee members of the Board of Directors participate in the Company's 1993 Stock Option Plan for Non-employee Directors (the "1993 Non-employee Director Plan"), which was adopted to promote the interests of the Company and its shareholders by strengthening the Company's ability to attract and retain experienced and knowledgeable non-employee directors and to encourage them to acquire an increased proprietary interest in the Company. Under the 1993 Non-employee Director Plan, a 10,000 share stock option is granted to each new non-employee director at the time such person is first elected or appointed to the Board. In addition, each non-employee director receives a stock option annually after each annual meeting of shareholders. The size of each director's annual option grant is based on his or her level of service on the Board of Directors. Each non-employee director receives an option to purchase 5,000 shares of Common Stock. An additional 2,000 share stock option is granted to the non-employee director who is then serving as the Chairman of the Board of Directors. An additional 1,000 share stock option is granted to each non-employee director who is then serving as chairman of a committee of the Board of Directors.

               COMPENSATION REPORT OF THE COMPENSATION COMMITTEE

COMPENSATION COMMITTEE REPORT

  Under rules established by the Securities and Exchange Commission (the "SEC"), the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company's Chief Executive Officer and the four other most highly compensated executive officers. In fulfillment of this requirement, the Compensation Committee has prepared the following report for inclusion in this Proxy Statement.

EXECUTIVE COMPENSATION PHILOSOPHY

  The Compensation Committee of the Board of Directors is composed entirely of outside directors. The Compensation Committee is responsible for setting and administering the policies and programs that govern both annual compensation and stock ownership programs for the executive officers of the Company.

  The Company's executive compensation policy is based on principles designed to ensure that an appropriate relationship exists between executive pay and corporate performance, while at the same time motivating and retaining executive officers. Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to named executive officers. The Compensation Committee believes that the Company should be able to continue to manage its executive compensation program for named executive officers so as to preserve the related federal income tax deductions.

EXECUTIVE COMPENSATION COMPONENTS

  The key components of the Company's compensation program are base salary, quarterly and annual incentive awards and equity participation. These components are administered with the goals of providing total compensation that is competitive in the marketplace, rewarding successful financial performance and aligning executive officers' interests with those of stockholders. The Compensation Committee reviews each component of executive compensation on an annual basis and determines base salary and non-equity incentives for executive officers. The Committee approves all stock option grants.

  BASE SALARY. Base salaries for executive officers are set at levels believed by the Compensation Committee to be sufficient to attract and retain qualified executive officers. Changes in base salaries to executive officers are based on an evaluation of each executive's performance, as well as the performance of the Company as a whole. In establishing base salaries, the Compensation Committee not only considers the financial performance of the

Company, but also the success of the executive officers in developing and executing the Company's strategic plans, developing management employees and exercising leadership. The Compensation Committee believes that executive officer base salaries for 1997 were reasonable as compared to amounts paid by companies of similar size.

  PERFORMANCE INCENTIVE. The Compensation Committee believes that a significant proportion of total cash compensation for executive officers should be subject to attainment of specific Company earnings criteria. This approach creates a direct incentive for executive officers to achieve desired performance goals and places a significant percentage of each executive officer's compensation at risk. Consequently, each year the Compensation Committee establishes potential bonuses for executive officers based on the Company's achievement of certain earnings criteria. For fiscal 1997, annual bonuses equal to 10-33% of base salaries were paid to executive officers based on the Company's achievement of such predetermined earnings criteria.

  STOCK OPTIONS. The Compensation Committee believes that equity participation is a key component of its executive compensation program. Stock options are granted to executive officers primarily based on the officer's actual and potential contribution to the Company's growth and profitability and competitive marketplace practices. Option grants are designed to retain executive officers and motivate them to enhance stockholder value by aligning the financial interests of executive officers with those of stockholders. Stock options also provide an effective incentive for management to create shareholder value over the long term since the full benefit of the compensation package cannot be realized unless an appreciation in the price of the Company's Common Stock occurs over a number of years.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

  Consistent with the executive compensation policy and components described above, the Compensation Committee determined the salary, bonus and stock options received by James M. Hurd, Chief Executive Officer of the Company, for services rendered in fiscal 1997. Mr. Hurd received a base salary of $215,000 for 1997. He also earned a $70,046 bonus. Mr. Hurd earned a bonus based upon the Company's achieving particular earnings performance goals specified in advance by the Compensation Committee. Mr. Hurd also received options to purchase 50,000 shares of the Company's Common Stock at the market price on the last trading day before the date of the grant, vesting over a four-year period.

COMPENSATION COMMITTEE:

Gregory H. Turnbull, Chairman
William D. Walker

                            STOCK PERFORMANCE GRAPH

  The following graph compares the monthly cumulative total returns for the Company, the Nasdaq Stock Market Index and an index of peer companies selected by the Company.

                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
           AMONG PLANAR SYSTEMS, NASDAQ STOCK MARKET (US COMPANIES)
                        AND SELF-DETERMINED PEER GROUP

                                             NASDAQ STOCK      SELF-
Measurement Period              PLANAR       MARKET (US        DETERMINED
(Fiscal Year Covered)           SYSTEMS      COMPANIES)        PEER GROUP
---------------------           -------      ------------      ----------
Measurement Pt-12/16/1993       $100         $100              $100
FYE 12/30/1993                  $139         $102              $102
FYE 3/31/1994                   $146         $97               $98
FYE 6/30/1994                   $146         $89               $103
FYE 9/30/1994                   $204         $96               $157
FYE 12/30/1994                  $329         $94               $149
FYE 3/31/1995                   $300         $99               $132
FYE 6/30/1995                   $318         $110              $146
FYE 9/29/1995                   $289         $122              $138
FYE 12/30/1995                  $273         $120              $147
FYE 3/29/1996                   $182         $127              $128
FYE 6/28/1996                   $204         $138              $95
FYE 9/28/1996                   $145         $137              $76
FYE 12/27/1996                  $150         $138              $91
FYE 3/28/1997                   $157         $126              $86
FYE 6/27/1997                   $148         $141              $108
FYE 9/26/1997                   $162         $171              $125

  The total cumulative return on investment (change in stock price plus reinvested dividends) for each of the periods for the Company, the peer groups and the NASDAQ Stock Market index is based upon the stock price or index on December 16, 1993, the date of the Company's initial public offering.

  The above graph compares the performance of the Company with that of the Nasdaq Stock Market Index and a group of peer companies with the investment weighted on market capitalization. Companies in the peer group are as follows:
In Focus Systems, Inc., Three Five Systems, Inc. and Kopin Corporation. The past performance of the Company's Common Stock is not an indication of future performance. There can be no assurance that the price of the Company's Common Stock will appreciate at any particular rate or at all in future years.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act") requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons also are required to furnish the Company with copies of all Section 16(a) reports they file.

  Based solely on its review of the copies of such reports received by it with respect to fiscal 1997, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its directors, officers and persons who own more than 10% of a registered class of the Company's equity securities have been complied with for fiscal 1997.

             STOCK OWNED BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information regarding the ownership of the Common Stock as of December 1, 1997 with respect to: (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors, (iii) each of the Company's nominees for election as director, (iv) each of the Company's named executive officers, and (v) all directors and executive officers as a group.

                                  SHARES OF COMMON STOCK PERCENT OF COMMON STOCK
NAME AND BUSINESS ADDRESS          BENEFICIALLY OWNED(1)       OUTSTANDING
-------------------------         ---------------------- -----------------------
State of Wisconsin Investment
 Board (2)......................        1,053,600                  9.8%
 P.O. Box 7842
 Madison, WI 53707
T. Rowe Price Associates, Inc.
(3).............................          805,000                  7.5%
 100 E. Pratt Street
 Baltimore, MD 21202
Thompson Horstman & Bryant, Inc.
 (4)............................          561,600                  5.2%
 Park 80 West, Plaza Two
 Saddle Brook, NJ 07663
Heikki T. Horstia...............           23,000                    *
James M. Hurd...................          265,225                  2.4%
Heinrich Stenger................            2,050                    *
Gregory H. Turnbull.............           30,204                    *
William D. Walker...............           47,000                    *
Steven E. Wynne.................           18,166                    *
Douglas K. Barnes...............           19,994                    *
E.L. Herman.....................           28,562                    *
Charles P. Hoke.................           80,214                    *
Christopher N. King.............           92,450                    *
Jack Raiton.....................           11,625                    *
Graham Rothon...................           36,375                    *
Curtis M. Stevens...............           89,937                    *
Executive Officers and Directors
 as a group (11 persons)........          642,544                  5.8%

--------
  *less than one percent

(1) Beneficial ownership is determined in accordance with rules of the SEC, and includes voting power and investment power with respect to shares. Shares issuable upon the exercise of outstanding stock options that are currently exercisable or become exercisable within 60 days from December 1, 1997 are considered outstanding for the purpose of calculating the percentage of Common Stock owned by such person, but not for the purpose of calculating the percentage of Common Stock owned by any other person. The number of shares that are issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of December 1, 1997 is as follows: Mr. Horstia -- 23,000; Mr. Hurd 106,949; Mr. Turnbull -- 25,000; Mr. Walker -- 32,000; Mr. Wynne 17,666; Mr. Barnes--19,093, Mr.
    Herman 28,562; Mr. Hoke--0, Mr. King -- 21,200; Mr. Raiton 10,625; Mr.
    Rothon 36,375; Mr. Stevens--26,872 and all directors and officers as a group 328,249. The table does not include shares subject to options that will be granted to Messrs. Horstia, Turnbull, Stenger, Walker and Wynne under the 1993 Stock Option Plan for Nonemployee Directors immediately after the Annual Meeting.

(2) This information as to beneficial ownership is based on a Schedule 13G filed by the State of Wisconsin Investment Board with the Securities and Exchange Commission on January 24, 1997. The Schedule 13G states that as of December 31, 1996 the State of Wisconsin Investment Board was the beneficial owner of 1,053,600 shares of Common Stock as to which it had sole voting and dispositive power.

(3) This information as to beneficial ownership is based on a Schedule 13G filed by T. Rowe Price Associates, Inc. with the Securities and Exchange Commission on February 12, 1997. The Schedule 13G states that as of December 31, 1996, T. Rowe Price Associates, Inc. was the beneficial owner of 805,000 shares of Common Stock as to which it had sole dispositive power.

(4) This information as to beneficial ownership is based on a Schedule 13G filed by Thompson Horstman & Bryant, Inc. with the Securities and Exchange Commission on March 14, 1997. The Schedule 13G states that as of December 31, 1996, Thompson Horstman & Bryant, Inc. was the beneficial owner of 561,600 shares of Common Stock as to which it had sole dispositive power.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors has appointed KPMG Peat Marwick LLP to act as independent auditors for the Company for the fiscal year ending September 25, 1998, subject to ratification of such appointment by the Company's shareholders.

  Unless otherwise indicated, properly executed proxies will be voted in favor of ratifying the appointment of KPMG Peat Marwick LLP to audit the books and accounts of the Company for the fiscal year ending September 25, 1998. No determination has been made as to what action the Board of Directors would take if the shareholders do not ratify the appointment.

  A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

                 DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

  Any shareholder proposal intended for inclusion in the proxy statement and form of proxy relating to the Company's 1999 annual meeting of shareholders must be received by the Company not later than September 7, 1998, pursuant to the proxy soliciting regulations of the Securities and Exchange Commission (the "SEC"). In addition, the Company's bylaws require that notice of shareholder proposals and nominations for director be delivered to the Secretary of the Company not less than 60 days nor more than 90 days prior to the date of an annual meeting, unless notice or public disclosure of the date of the meeting occurs less than 60 days prior to the date of such meeting, in which event, shareholders may deliver such notice not later than the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and form of proxy for such meeting any shareholder proposal which does not meet the requirements of the SEC in effect at the time.

                                 OTHER MATTERS

  As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for action by the shareholders at the 1998 Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Board of Directors.

                             COST OF SOLICITATION

  The cost of soliciting proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited personally or by telephone by directors, officers and employees of the Company, who will not be specially compensated for such activities. Also, Allen Nelson & Co. Incorporated may solicit proxies at an approximate cost of $4,000 plus reasonable expenses. Such solicitations may be made personally, or by mail, facsimile, telephone, telegraph or messenger. Planar will also request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such persons for their reasonable expenses incurred in that connection.

                            ADDITIONAL INFORMATION

  A copy of the Company's Annual Report to Shareholders for the fiscal year ended September 26, 1997 accompanies this Proxy Statement. The Company is required to file an Annual Report on Form 10-K for its fiscal year ended September 26, 1997 with the Securities and Exchange Commission. Shareholders may obtain, free of charge, a copy of the Form 10-K (without exhibits) by writing to Jack Raiton, Planar Systems, Inc., 1400 N.W. Compton Drive, Beaverton, Oregon 97006.

                                      By Order of the Board of Directors

                                      /s/ James M. Hurd

                                      James M. Hurd
                                      President and Chief Executive Officer


Beaverton, Oregon
January 5, 1998

                             PLANAR SYSTEMS, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned shareholder of Planar Systems, Inc., an Oregon corporation (the "Company"), hereby appoints James M. Hurd and Gregory H. Turnbull, or either of them, with full power of substitution in each, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at 3:00 p.m. on Thursday, February 12, 1998 at the Courtyard by Marriott - Hillsboro, 3050 Stucki Place, Hillsboro, Oregon, and any adjournments or postponements thereof upon the following matters.

      THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. UNLESS DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2 AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS. The undersigned hereby acknowledges receipt of the Company's Proxy Statement and hereby revokes any proxy or proxies previously given.

               (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

                                                          Please mark
                                                           your votes  [X]
                                                          as indicated

1. Election of two directors for a three-year term.

   [ ] FOR the nominees listed below (except as indicated below)
   [ ] WITHHOLD AUTHORITY to vote for all nominees listed below

   William D. Walker and Heinrich Stenger

   Instruction: To withhold authority to vote for any nominee write that nominee's name(s) in this space:

   -----------------------------------------------------------------------------

2. Ratification of appointment of auditors.

                     [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting of any adjournments or postponements thereof.

Please check this box if you plan to attend the Annual Meeting. [ ]

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD TODAY, USING THE ENCLOSED ENVELOPE.

If you receive more than one Proxy Card, please sign and return all such cards in the accompanying envelope.

Please sign below exactly as your name appears on this Proxy Card. If shares are registered in more than one name, the signatures of all such persons should sign. A corporation should sign in its full corporate name by a duly authorized officer, stating his/her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by authorized person(s).

-------------------------------------------------
Typed or Printed name(s)

-------------------------------------------------
Authorized Signature

-------------------------------------------------
Title or authority, if applicable

-------------------------------------------------
Date